EXHIBIT 10(k)(1) Amendment to Letter of Understanding regarding Non-Executive Chairman of the Board position and Consulting Agreement dated February 7, 2001 between the Registrant and Leonard M. Snyder.

                               BOARD OF DIRECTORS
                         ONE PRICE CLOTHING STORES, INC.

                                                        Compensation Committee
                                                        Laurie Shahon - Chairman

February 7, 2001

Mr. Leonard M. Snyder
6260 N. Desert Moon Loop
Tucson, Arizona 85750

      Re: Letter of Understanding Regarding Non-Executive Chairman Position

The purpose of this letter is to confirm our mutual understanding with respect to your prospective reinstatement as Non-Executive Chairman of the Board of Directors of One Price Clothing Stores, Inc. ("Company") upon completion of your interim appointment as Executive Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. ("Company").

Specifically, following the successful appointment of a permanent Chief Executive Officer by the Board of Directors ("Board") of the Company, you agree to resume your position as the Board's Non-Executive Chairman. In this respect, the Board shall recommend to the shareholders your continued election to the Board. Subject to such re-election by the shareholders, you shall be appointed by the Board as its Non-Executive Chairman annually, for a period of three years from the date of the end of your term as Executive Chairman and Chief Executive Officer of the Company. Upon reappointment as Non-Executive Chairman, you agree to fulfill the duties outlined in our previous letter of understanding dated April 16, 1998, as amended ("Letter of Understanding").

In the capacities of Non-Executive Chairman and member of the Board (and member of such committees as you may be appointed to by the Board) you shall receive compensation totaling $20,000 per month, with a bonus to be determined.

As you know, in addition to the 20,000 shares of Restricted Stock awarded you on January 12, 2001, which vested on such date, you have also been awarded 30,000 shares of Restricted Stock subject to the following provisions:

At the later of:

      (i)   Your re-appointment as Non-Executive Chairman, or

      (ii) January 2, 2002 (provided you are still a member of the Board), the risk of forfeiture relating to your grant of 30,000 shares of Restricted Stock, made to you on January 12, 2001 pursuant to the Director Stock Option Plan, will be extinguished.

In addition to such grants of Restricted Stock, in your capacity as Non-Executive Chairman, you will be granted such stock options and/or additional Restricted Stock as the Compensation Committee of the Board may deem appropriate from time to time.


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In the event that,

      (i) You are not offered re-appointment as Non-Executive Chairman upon appointment of a permanent Chief Executive Officer;

      (ii) You are terminated without "Cause" (as defined in your Letter of Understanding), while serving as Non-Executive Chairman, or

      (iii) A "Change of Control" (as defined in your Letter of Understanding), shall have occurred,

then such 30,000 shares of Restricted Stock, along with any options granted you in your position as Non-Executive Chairman, shall vest immediately, and, in the case of stock options, you shall have a period of ninety days in which to exercise such options.

In the event you are removed by the Board from your position as Non-Executive Chairman prior to the end of the agreed upon three-year term for a reason other than "Cause" (as such term is defined in the Letter of Understanding), you shall receive a lump sum payment of $250,000. Should you be relieved of your duties while serving as Non-Executive Chairman following a "Change of Control" (also as defined in such Letter of Understanding), then you shall be entitled to a lump sum payment of $500,000.

You understand and agree that as Non-Executive Chairman you will not be an employee of the Company and will not be entitled to benefits accorded an employee of the Company.

Except to the extent inconsistent with the foregoing, all of the provisions of your Letter of Understanding shall apply, including Articles VI ("Non-Compete") and VII ("Representation & Warranty"), provided, however, that your commitment to provide a minimum period of four months (120 days) notice prior to voluntary termination shall be reduced to a period of three months (90 days).

If the foregoing meets with your approval, please acknowledge your agreement by signing below.

Sincerely,


/s/ Laurie Shahon
Laurie Shahon - Chairman            Acknowledged & Agreed: /s/ Leonard M. Snyder
Compensation Committee


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